AMENDMENT NO. 1

PARTICIPATION AGREEMENT

This Amendment, effective as of April 4, 2023 amends the Fund Participation and Service Agreement (the “Agreement”), dated the 10th day of April 2013, by and among Mutual of America Life Insurance Company (“Insurance Company”), American Funds Distributors, Inc. (“AFD”), American Funds Service Company (“Transfer Agent”), Capital Research and Management Company (“CRMC”), and the American Funds Insurance Series (the “Series”). All capitalized terms used herein and not otherwise defined shall have the same meaning ascribed such terms in the Agreement.

WHEREAS, Insurance Company, AFD, Transfer Agent, CRMC and the Series desire to amend the Agreement to (i) add Wilton Reassurance Life Company of New York (“Wilton”) as a party to the Agreement; (ii) add Wilton separate accounts to the Agreement; (iii) authorize additional Funds in Exhibit A; and (iv) provide for the performance of the administrative services set forth on Exhibit C hereto.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties to the Agreement hereby agree as follows:

1.

The parties hereto agree that, by and upon execution of this Amendment, Wilton shall be a party to the Agreement. The parties to the Agreement, including Wilton, agree that each representation, warranty, covenant, condition and other provision of the Agreement that is applicable to Mutual of America Life Insurance Company shall also be applicable to Wilton.

2.	The introductory paragraph of the Agreement is deleted in its entirety and replaced with the following paragraph:

Mutual of America Life Insurance Company and Wilton Reassurance Life Company of New York (collectively, the “Insurance Company”), for itself and on behalf of one or more separate accounts of the Insurance Company (“Separate Accounts”), American Funds Distributors, Inc. (“AFD”), American Funds Service Company (“Transfer Agent”), Capital Research and Management Company (“CRMC”), and the American Funds Insurance Series (the “Series”), an open-end investment company for which AFD, CRMC and Transfer Agent provide services and which is divided into funds (hereinafter collectively called the “Funds” and, individually, a “Fund”), for good and valuable consideration, hereby agree on this 10th day of April 2013, that Class 1 shares of the Funds (“Class 1 Shares” or the “shares”) shall be made available to serve as underlying investment media for certain variable annuity contracts (hereinafter called “Contract(s)”; holders of such Contracts hereinafter called “Contractholder(s)”) to be offered by the Insurance Company subject to the following provisions:

3.	Section l(a) of the Agreement is deleted in its entirety and replaced with the following paragraph:

As distributor of the Series, AFD agrees to make Class 1 and Class P1 shares of the Funds that offer such share classes generally (the Funds listed on Exhibit A) available to the Insurance Company for itself and on behalf of the Separate Accounts on the attached Exhibit B pursuant to the terms of this Agreement. Insurance Company agrees to give the Series and CRMC at least (thirty) 30 days’ notice prior to adding any additional Funds as underlying investment options to the Contracts. AFD reserves the right to approve any proposed addition by the Insurance Company. The Insurance Company will offer shares of the Funds in connection with the sale of Contracts to Contractholders. Fund shares to be made available to Separate Accounts for the Contracts shall be sold by the Series and purchased by the Insurance Company for a given account in accordance with the provisions of this Agreement and at the net asset value of the respective class of the respective Fund (without the imposition of a sales load) computed in accordance with the provisions of the then current Prospectus (as defined below) of the Series. This Agreement is in all respects subject to statements regarding the sale and repurchase or redemption of shares made in the offering Prospectuses of the Funds, and to the applicable Rules of FINRA, which shall control and override any provision to the contrary in this Agreement.

4.	The following paragraph is added as Section l(e) of the Agreement:

During the term of this Agreement, Insurance Company shall perform the administrative services (“Services”) set forth on Exhibit C hereto, as such exhibit may be amended from time to time by mutual consent of the parties, in respect of Separate Accounts holding Class P1 shares of each Fund. In consideration of Insurance Company performing the Services, the Series agrees to pay Insurance Company an administrative services fee of 0.25% of the average daily net asset value of all Class P1 shares of the Funds held by each Separate Account, payable quarterly, in arrears pursuant to an Insurance Administrative Services Plan adopted by the Series. The Series shall pay all fees within forty-five (45) days following the end of each calendar quarter for fees accrued during that quarter. The fee will be calculated as the product of the average daily net asset value of all Class P1 shares, as applicable, of the Funds held by each Separate Account during the quarter; (b) the number of days in the quarter; and (c) the quotient of 0.0025 divided by 365. The Series shall not be responsible for payment of fees for Services more than six (6) months in arrears in respect of accounts that were not timely identified by Insurance Company as eligible for compensation pursuant to this Agreement. CRMC will evaluate periodically Insurance Company’s service levels, including compliance with established NSCC guidelines, transaction errors, compliance with the Prospectus and complaints from Contractholders, in determining whether to continue making payments under the Insurance Administrative Services Plan. Insurance Company represents to the Series and CRMC that it will not receive compensation for the Services from Contractholder fees or any other source.

5.	Section 3a(ix) of the Agreement is deleted in its entirety.

6.	Section 17 of the Agreement is revised with respect to Notice to the Insurance Company as follows:

If to the Insurance Company:

320 Park Avenue

New York, New York

10022-6839

Attn: General Counsel

7.	The following paragraph is added as Section 39 of the Agreement:

None of the AFD, CRMC or Transfer Agent shall use any non-public personal information or personally identifiable information about any Contractholder or prospective Contractholder (including information provided to Transfer Agent under the American Funds Rule 22c-2 Agreement, dated as of April 15, 2013, between American Funds Service Company and Mutual of America Life Insurance Company (the “Rule 22c-2 Agreement”)) for any purpose; provided that notwithstanding anything to the contrary set forth in this Section 39 and subject to compliance with privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws, information provided to Transfer Agent by or on behalf of Mutual of America Life Insurance Company in accordance with the Rule 22c-2 Agreement may be used by Transfer Agent (A) to limit or reduce abusive trading in any Shares of any Fund, (B) to collect purchase or redemption fees (if any), or (C) to fulfill other regulatory or legal requirements.

8.	For the avoidance of doubt, the term “shares” as defined in the Agreement includes shares offered under this Amendment.

9.	Exhibit A of the Agreement is deleted and replaced in its entirety with Exhibit A attached hereto.

10.	Exhibit B of the Agreement is deleted and replaced in its entirety with Exhibit B attached hereto.

11.	Exhibit C is added to the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

MUTUAL OF AMERICA LIFE INSURANCE COMPANY,

for itself and on behalf of the Separate Accounts

By:
Name:	Chris Festog
Title:	Senior Executive Vice President and Chief Financial Officer
Date:	6/7/2023

WILTON REASSURANCE LIFE COMPANY OF NEW YORK

for itself and on behalf of the Separate Accounts

By:
Name:	Chris Festog
Title:	SEVP and CFO, Mutual of America Life Insurance Company
Date:	6/7/2023

AMERICAN FUNDS DISTRIBUTORS, INC.

By:
Name:
Title:	Authorized Signer
Date:	6/28/23

AMERICAN FUNDS INSURANCE SERIES

By:
Name:	Maria Manotok
Title:	Principal Executive Officer
Date:	6/28/23

AMERICAN FUNDS SERVICE COMPANY

By:
Name:	Stephanie McNeely
Title:	Secretary, American Funds Service Company
Date:	6/26/2023

CAPITAL RESEARCH AND MANAGEMENT

By:
Name:
Title:
Date:

EXHIBIT A

American Funds Insurance Series Funds

Class 1 Shares

New World Fund

The Bond Fund of America

Class P1 Shares

Managed Risk Growth-Income Fund

EXHIBIT B

Insurance Company Accounts

Mutual of America Separate Account No. 1

Mutual of America Separate Account No. 2

Mutual of America Separate Account No. 3

American Life Separate Account No. 2

American Life Separate Account No. 3

EXHIBIT C

Administrative Services

1.  Periodic Reconciliation. The Insurance Company shall provide the Funds with sufficient information to allow for the periodic reconciliation of outstanding units of Insurance Company separate accounts and shares of the Funds.

2. Record Maintenance. To facilitate the reconciliation activities described in Section 1, the Insurance Company shall maintain with respect to each Separate Account holding the Funds’ P1 Shares and each Contractholder for whom such shares are beneficially owned the following records:

a.	Number of shares;

b.	Date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;

c.	Name and address and taxpayer identification numbers;

d.	Records of distributions and dividend payments; and

e.	Any transfers of shares.

3. Fund Information. The Insurance Company shall respond to inquiries from Contractholders regarding the Funds, including questions about the Funds’ objectives and investment strategies.

4. Shareholder Communications. The Insurance Company shall provide for the delivery of certain Fund-related materials as required by applicable law or as requested by Contractholders. The Fund-related materials shall consist of updated prospectuses, summary prospectuses and any supplements and amendments thereto, statements of additional information, annual and other periodic reports, proxy or information statements and other appropriate shareholder communications. The Insurance Company shall respond to inquiries from Contractholders relating to the services provided by it and inquiries relating to the Funds.

5. Transactional Services. The Insurance Company shall (a) communicate to the Funds’ transfer agent, purchase, redemption and exchange orders; and (b) communicate to the Separate Accounts and Contractholders, mergers, splits and other reorganization activities of the Funds.

6. Other Information. The Insurance Company shall provide to the Separate Accounts and Contractholders such other information as shall be required under applicable law and regulations.